Exhibit 10.2

AGREEMENT OF PURCHASE AND SALE

by and between

Ashford Hospitality Limited Partnership
a Delaware limited partnership

(“Purchaser”)

and

Ashford Hospitality Advisors LLC,
A Delaware limited liability company

(“Seller”)

Hilton Hotel, Marietta, Georgia

ii

7.1 Closing	12
7.2 Seller’s Deliveries	13
7.3 Purchaser’s Deliveries	13
7.4 Mutual Deliveries	13
7.5 Closing Costs	14
ARTICLE VIII GENERAL PROVISIONS	14
8.1 Intentionally Deleted	14
8.2 Intentionally Deleted	14
8.3 Broker	14
8.4 Bulk Sale and Tax Clearance Certificates	14
8.5 Intentionally Deleted	14
8.6 Liquor Licenses	14
ARTICLE IX DEFAULT; TERMINATION RIGHTS	15
9.1 Default by Seller/Failure of Conditions Precedent	15
9.2 Default by Purchaser/Failure of Conditions Precedent	16
9.3 Costs and Attorneys’ Fees	17
9.4 Limitation of Liability	17
9.5 Indemnity	17
ARTICLE X MISCELLANEOUS PROVISIONS	17
10.1 Completeness; Modification	17
10.2 Assignments	17
10.3 Successors and Assigns	17
10.4 Days	17
10.5 Governing Law	18
10.6 Counterparts	18
10.7 Severability	18
10.8 Costs	18
10.9 Notices	18
10.10 Intentionally Deleted	19
10.11 Incorporation by Reference	19
10.12 Survival	19
10.13 Further Assurances	19
10.14 No Partnership	20
10.15 Time of Essence	20
10.16 Signatory Exculpation	20
10.17 Rules of Construction	20
10.18 No Recording	20
10.19 Facsimile Signatures	20
10.20 Survival	20
iii

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of December 16, 2022 (the “Effective Date”), by and between Ashford Hospitality Limited Partnership, a Delaware limited partnership (“Purchaser”), and Ashford Hospitality Advisors LLC, a Delaware limited liability company (“Seller”).
R E C I T A T I O N S:
A.    Seller is the owner of one hundred percent (100%) of the limited partnership interests (the “LP Interests”) in Marietta Leasehold LP, a Delaware limited partnership (“Ground Lessee”) and one hundred percent (100%) of the membership interests (the “Membership Interests”) in Marietta Leasehold GP LLC, a Delaware limited liability company (“GP”).
B.    Ground Lessee is the ground lessee of the property described on Exhibit A attached hereto and operated thereon is the Marietta Conference Center and Resort (the “Hotel”), pursuant to the Ground Lease.
C.    GP is the sole general partner of Ground Lessee and owns all of the general partnership interests in Ground Lessee (the “GP Interests”).
D.    Purchaser desires to receive from Seller and Seller desires to transfer and convey to Purchaser, all of the LP Interests in Ground Lessee and all of the Membership Interests in GP.
NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed:
ARTICLE I
DEFINITIONS
1.1Definitions. The following terms shall have the indicated meanings:
“Advance Bookings” shall mean reservations and agreements made or entered into by Ground Lessee or Manager in the ordinary course of business prior to Closing and assumed by Operating Lessee for hotel rooms or meeting rooms to be utilized after Closing, or for catering services or other hotel services to be provided after Closing at or by the Hotel.
“Affiliate” of a Person shall mean (i) any other Person that is directly or indirectly (through one or more intermediaries) controlled by, under common control with, or controlling such Person, or (ii) any other Person in which such Person has a direct or indirect equity interest constituting at least a majority interest of the total equity of such other Person. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Laws” shall mean any applicable building, zoning, subdivision, environmental, health, safety or other governmental laws, statutes, ordinances, resolutions, rules, codes, regulations, orders or determinations of any Governmental Authority affecting the Property or the ownership, operation, use, maintenance or condition thereof.
“Assigned Interests” shall mean all of the LP Interests in Ground Lessee and all of the Membership Interests in GP.
“Assignment of Interests” shall mean the Assignments of Assigned Interests in the form attached hereto as Exhibit C conveying the Assigned Interests to Purchaser.
“Authorizations” shall mean all licenses, permits and approvals required by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality or office, or otherwise appropriate with respect to the construction, ownership, operation, leasing, maintenance, or use of the Property or any part thereof.
“Closing” shall mean the consummation of the purchase and sale of the Assigned Interests pursuant to this Agreement and shall be deemed to occur on the Closing Date.
“Closing Date” shall mean the date on which the Closing shall occur, but in no event later than December 16, 2022.
“Closing Documents” shall mean the documents defined as such in Section 7.1 hereof.
“Closing Obligations” shall have the meaning ascribed thereto in Section 9.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Employment Agreements” shall mean any written employment agreements between Manager or any Affiliate thereof and Hotel Employees, including any union or collective bargaining agreement covering Hotel Employees.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (ERISA).
“Escrow Agent” shall mean Commonwealth Land Title Insurance Company, 5949 Sherry Lane, Suite 111, Dallas, Texas 75225, Attn: Trey Lentz.
“FIRPTA Certificate” shall mean the affidavit of Seller under Section 1445 of the Internal Revenue Code, as amended, in substantially the form attached hereto as Exhibit G.
“Governmental Authority” shall mean any federal, state, county, municipal or other government or any governmental or quasi-governmental agency, department, commission, board, bureau, office or instrumentality, foreign or domestic, or any of them.
“GP” shall have the meaning ascribed thereto in Recital A.
“Ground Lease” shall mean that certain Lease, dated as of March 1, 2008, by and between Ground Lessor and Ground Lessee.

“Ground Lessee” shall have the meaning ascribed thereto in Recital A.
“Ground Lessor” shall mean The City of Marietta, Georgia, as agent for Downtown Marietta Development Authority.
“Hotel” shall have the definition ascribed to such term in the Recitations.
“Hotel Employees” shall mean all employees of Manager or any Affiliate thereof employed at the Property.
“Improvements” shall mean the Hotel and all other buildings, improvements, and other items of real estate located on the Land.
“Intangible Personal Property” shall mean, to the extent assignable, Seller’s and/or Ground Lessee’s right, title and interest in and to all intangible personal property owned or possessed by Seller and/or Ground Lessee and used in connection with the ownership or operation of the Property, including, without limitation, (1) Authorizations, (2) utility and development rights and privileges, general intangibles, business records, plans and specifications pertaining to the Real Property and the Personal Property, (3) any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, (4) Advance Bookings, and (5) net working capital, including all accounts receivable.
“Inventory” shall mean all inventories of food and beverage (to the extent permitted by Applicable Laws, alcoholic and non-alcoholic) in opened or unopened cases whether in use or held in reserve storage for future use, all china, glassware, silverware, kitchen and bar small goods, guest supplies, operating supplies, printing, stationary and uniforms, whether in use or held in reserve storage for future use in connection with the operation of a hotel and all in-use or reserve stock of linens, towels, paper goods, soaps, cleaning supplies and the like with respect to the Hotel.
“Land” shall mean those certain parcels of real estate lying and being in Marietta, Georgia, and more particularly described on Exhibit A hereof, together with all rights, titles, benefits, easements, privileges, remainders, tenements, hereditaments, interests, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of Ground Lessee therein, in and to adjacent strips and gores, if any, between the Land and abutting properties, and in and to adjacent streets, highways, roads, alleys or rights-of-way, and the beds thereof (except to the extent, if any, that such strips or gores or such streets, highways, roads, alleys or rights-of-way abut or provide access to or benefit other properties owned by Ground Lessee), either at law or in equity, in possession or expectancy, now or hereafter acquired.
“Leased Property” shall mean all leased items of Tangible Personal Property, including, items subject to any capital lease, operating lease, financing lease, or any similar agreement.
“Leased Property Agreements” shall mean the lease agreements pertaining to the Leased Property.
“License Agreement” shall mean the license or franchise agreement from Licensor with respect to the Hotel.

“Licensor” shall mean Hilton Hotels & Resorts.
“LP Interests” shall have the meaning set forth in Recital A.
“Management Agreement” shall mean the existing management agreement (as distinguished from the License) between Ground Lessee and Manager for the Management or operation of the Hotel.
“Manager” shall mean Remington Lodging & Hospitality LLC.
“Membership Interests” shall have the meaning ascribed thereto in Recital A.
“Monetary Title Encumbrances” shall mean any title encumbrances affecting the Hotel or the Assigned Interests which are comprised of delinquent taxes or mortgages, deeds of trust, security agreements, or other similar liens or charges in a fixed sum (or capable of computation as a fixed sum) securing indebtedness or obligations which were created or expressly assumed by Ground Lessee.
“Non-Breach Inaccuracy” shall mean a breach or inaccuracy of a representation or warranty contained in Article III of this Agreement of which Seller gives Purchaser written notice prior to Closing or Purchaser otherwise obtains actual knowledge prior to Closing which does not constitute a breach or inaccuracy of any such representation or warranty made as of the Effective Date but would constitute a breach or inaccuracy of such representation or warranty if made as of the Closing Date (such as, for example, because Seller did not have knowledge, as such term is defined in Article III, of such matters as of the Effective Date).
“Occupancy Agreements” shall mean all leases, concession or occupancy agreements in effect with respect to the Real Property and/or Hotel under which any tenants (other than Hotel guests) or concessionaires occupy space upon the Real Property.
“Operating Agreements” shall mean all service, supply, maintenance, construction, capital improvement and other similar contracts in effect with respect to the Property (other than the Occupancy Agreements, Leased Property Agreements, Management Agreement, License Agreement and the Employment Agreements) related to construction, operation, or maintenance of the Property.
“Operating Lease” shall mean that certain lease agreement to be entered into at Closing between Ground Lessee and Operating Lessee with respect to the Property.
“Operating Lessee” shall mean Ashford TRS Marietta LLC.
“Owner’s Title Policy” shall mean an owner’s policy of title insurance issued to Purchaser or Ground Lessee by the Title Company, pursuant to which the Title Company insures Purchaser’s and/or Ground Lessee’s ownership of a leasehold estate in the Real Property, subject only to Permitted Title Exceptions. The Owner’s Title Policy shall insure Ground Lessee in the amount of the Purchase Price and shall be in the form customarily used for like transactions in the state where the Land is located.

“Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.
“Permitted Title Exceptions” shall mean those exceptions to title to the Real Property described on Schedule 2 attached hereto.
“Personal Property” shall mean collectively the Tangible Personal Property and the Intangible Personal Property.
“Property” shall mean collectively the Real Property and Personal Property.
“Purchase Price” shall be as described in the Side Letter payable in the manner described in Section 2.2 hereof.
“Real Property” shall mean the Land and the Improvements with respect to the Hotel.
“Side Letter” shall mean that certain letter agreement among Ashford, Inc., Ashford Hospitality Trust, Inc. and Ashford Hospitality Advisors LLC of even date herewith.
“Tangible Personal Property” shall mean the items of tangible personal property including, but not limited to, all furniture, fixtures, equipment, machinery, telephone systems, computer hardware and software (to the extent assignable), security systems, Inventory and other tangible personal property of every kind and nature (which does not include cash-on-hand and petty cash funds) located at the Hotel and owned or leased by Ground Lessee, including, without limitation, Ground Lessee’s interest as lessee with respect to any such leased Tangible Personal Property.
“Title Company” shall mean Commonwealth Land Title Insurance Company or other title insurance underwriter selected by Purchaser and reasonably acceptable to Seller.
“Warranties and Guaranties” shall mean any subsisting and assignable warranties and guaranties relating to the Improvements or the Tangible Personal Property or any part thereof.
ARTICLE II
PURCHASE AND SALE; PAYMENT OF
PURCHASE PRICE; STUDY PERIOD
2.1Purchase and Sale. Seller agrees to transfer and Purchaser agrees to receive the Assigned Interests in accordance with and subject to the other terms and conditions set forth herein.
2.2Payment of Purchase Price. The Purchase Price shall be paid to Seller as provided in the Side Letter.
2.3Monetary Title Encumbrances. Seller shall cause all Monetary Title Encumbrances to be satisfied and removed of record, at or before Closing.

ARTICLE III
SELLER’S REPRESENTATIONS AND WARRANTIES
To induce Purchaser to enter into this Agreement and to purchase the Assigned Interests, and to pay the Purchase Price therefor, Seller, to its knowledge, hereby makes the following representations and warranties:
3.1Organization and Power. Seller is duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of Seller hereunder.
3.2Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of Seller, has been duly executed and delivered by Seller, constitutes the valid and binding agreement of Seller and is enforceable in accordance with its terms. The person executing this Agreement on behalf of Seller has the authority to do so.
3.3Non-contravention. Subject to any consent to the assignment of any particular Operating Agreement, Occupancy Agreement or Leased Property Agreement required by the terms thereof or by applicable law and to the payment in full at the Closing of any Monetary Title Encumbrances, the execution and delivery of, and the performance by Seller of its obligations under, this Agreement does not and will not contravene, or constitute a default under, any provision of applicable law or regulation, Seller’s organizational documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller or to which the Property is subject, or result in the creation of any lien or other encumbrance on any asset of Seller.
3.4Compliance with Existing Laws. Neither Seller nor Ground Lessee has received from any Governmental Authority written notice within the past year of any violation of any provision of Applicable Laws, including, but not limited to, those of environmental agencies, with respect to the ownership, operation, use, maintenance or condition of the Property which violation has not been remedied.
3.5Operating Agreements. All parties to material Operating Agreements or Leased Property Agreements have performed all of their obligations thereunder in all material respects, and are not in default thereunder in any material respect. For purposes of this Agreement, an Operating Agreement or Leased Property Agreement shall be deemed “material” only if it is material to the business or results of operations of the Property taken as a whole.
3.6Condemnation Proceedings; Roadways. Neither Seller nor Ground Lessee has received written notice of any condemnation or eminent domain proceeding pending against the Property or any part thereof.
3.7Actions or Proceedings. Neither Seller nor Ground Lessee has received written notice of any suit or proceeding in any court, before any arbitrator, or before or by any Governmental Authority which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Seller or Ground Lessee is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) would materially and adversely affect the business, results of operations or operation of the Property as presently conducted, or (c) would create a lien on the Property, any part thereof or any interest therein which would not be discharged at Closing.
3.8Labor and Employment. Neither Seller nor Manager is a party to any written Employment Agreements with respect to the Property.
3.9Occupancy Agreements. All parties to material Occupancy Agreements have performed all of their obligations thereunder in all material respects, and are not in default thereunder in any material respect. For purposes of this Agreement, an Occupancy Agreement shall be deemed “material” only if it is material to the business or results of operations of the Property taken as a whole.
3.10Seller Is Not a “Foreign Person”. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code, as amended (i.e., Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue Code and regulations promulgated thereunder).
3.11Bankruptcy. Neither Seller nor Ground Lessee has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s and/or Ground Lessee’s creditors that remains pending, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s and/or Ground Lessee’s assets that remains pending, (iv) suffered the attachment or other judicial seizure of all, or substantially all of Seller’s and/or Ground Lessee’s assets that remains pending, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally.
3.12Assigned Interests. Seller is the record and beneficial owner of, and has valid and marketable title to, the Assigned Interests, free and clear of any lien, pledge, or other encumbrance, has the absolute and unrestricted right, power and capacity to sell, assign and transfer the Assigned Interests to Purchaser and upon execution of the Assignment of Assigned Interests, Purchaser will be the beneficial owner of, and have valid and marketable title to, the Assigned Interests, free and clear of any lien, pledge or encumbrance. There are no agreements, understandings or arrangements: (i) granting any option, warrant or right of first refusal with respect to the Assigned Interests to any individual, partnership, corporation, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency, political subdivision thereof, or any other party; (ii) restricting the right of Seller to sell the Assigned Interests to Purchaser; (iii) restricting any other of Seller’s rights with respect to the Assigned Interests; or (iv) limiting or restricting the rights of the holder of the Assigned Interests. At all times since Seller’s acquisition of the Assigned Interests, Seller has been the sole legal and beneficial owner of the Assigned Interests. GP is the record and beneficial owner of, and has valid and marketable title to, the GP Interests, free and clear of any lien, pledge, or other encumbrance, has the absolute and unrestricted right, power and capacity to hold, sell, assign and transfer the GP Interests. There are no agreements, understanding or arrangements: (i) granting any option, warrant or right of first refusal with respect to the GP Interests to any individual, partnership, corporation, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency, political subdivision thereof, or any other party; (ii) restricting the right of GP to hold or sell the GP Interests; (iii) restricting any other of GPs rights with respect to the GP Interests; or (iv) limiting or restricting the rights of the holder of the GP Interests. At all times since GPs acquisition of the GP Interests, GP has been the sole legal and beneficial owner of the GP Interests.

3.13Terrorism. None of Seller or its Affiliates is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”). For purposes of this Section 3.12, any interest in Seller or its Affiliates held via public shares is not included in this representation.
(1)None of Seller or its Affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.
(2)None of Seller or its Affiliates (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.
Each of the representations and warranties contained in this Article III and its various subparagraphs are intended for the benefit of Purchaser and may be waived in whole or in part, by Purchaser. Subject to the limitations contained in Section 10.12 hereof, all rights and remedies arising in connection with the untruth or inaccuracy of any such representations and warranties shall survive the Closing of the transaction contemplated hereby as provided in Section 10.12.
3.14LIMITATION ON SELLER’S REPRESENTATIONS AND WARRANTIES. PURCHASER ACKNOWLEDGES AND AGREES THAT, OTHER THAN A REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN THIS AGREEMENT (A BREACH OF WHICH PURCHASER MAY MAINTAIN AN ACTION IN ACCORDANCE WITH AND SUBJECT TO ARTICLE IX AND SECTION 10.12 OF THIS AGREEMENT) OR AS EXPRESSLY SET FORTH IN A CLOSING DOCUMENT, THE PROPERTY IS SOLD “AS IS” “WHERE IS” AND “WITH ALL FAULTS” AND NEITHER SELLER, NOR ANY AGENT OR REPRESENTATIVE OF SELLER, HAS MADE, NOR IS SELLER LIABLE FOR OR BOUND IN ANY MANNER BY ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, PROMISES, STATEMENTS, INDUCEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, THE ASSIGNED INTERESTS OR ANY PART THEREOF, THE PHYSICAL CONDITION, ENVIRONMENTAL CONDITION, INCOME, EXPENSES OR OPERATION THEREOF, THE USES WHICH CAN BE MADE OF THE SAME OR ANY OTHER MATTER OR THING WITH RESPECT THERETO, INCLUDING ANY EXISTING OR PROSPECTIVE LEASES. WITHOUT LIMITING THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THAT, OTHER THAN A REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN THIS AGREEMENT (A BREACH OF WHICH PURCHASER MAY MAINTAIN AN ACTION IN ACCORDANCE WITH AND SUBJECT TO ARTICLE IX AND SECTION 10.12 OF THIS AGREEMENT) OR

AS EXPRESSLY SET FORTH IN A CLOSING DOCUMENT, SELLER IS NOT LIABLE FOR OR BOUND BY (AND PURCHASER HAS NOT RELIED UPON) ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR FINANCIAL STATEMENTS PERTAINING TO THE OPERATION OF THE PROPERTY, OR ANY OTHER INFORMATION RESPECTING THE PROPERTY FURNISHED BY SELLER OR ANY EMPLOYEE, AGENT, CONSULTANT OR OTHER PERSON REPRESENTING OR PURPORTEDLY REPRESENTING SELLER. PURCHASER FURTHER ACKNOWLEDGES, AGREES, AND REPRESENTS THAT, OTHER THAN A REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT (A BREACH OF WHICH PURCHASER MAY MAINTAIN AN ACTION IN ACCORDANCE WITH AND SUBJECT TO ARTICLE IX AND SECTION 10.12 OF THIS AGREEMENT) OR AS EXPRESSLY SET FORTH IN A CLOSING DOCUMENT, IT SHALL BE PURCHASING THE PROPERTY IN AN “AS IS” “WHERE IS” AND “WITH ALL FAULTS” CONDITION AT THE DATE OF CLOSING WITH RESPECT TO THE STRUCTURAL AND MECHANICAL ELEMENTS OF THE PROPERTY, THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTY, THE FIRE-LIFE SAFETY SYSTEMS AND THE FURNITURE, FIXTURES AND EQUIPMENT LOCATED THEREON OR ATTACHED THERETO, ALL OF WHICH PURCHASER AND ITS CONSULTANTS SHALL HAVE INSPECTED AND EITHER APPROVED OR WAIVED OBJECTION TO ON OR PRIOR TO THE CLOSING AND PURCHASER HEREBY RELEASES SELLER, OPERATING LESSEE AND THEIR AFFILIATES FROM ANY AND ALL OBLIGATIONS, LIABILITIES, CLAIMS, DEMANDS, SUITS, CAUSES OF ACTION, DAMAGES, JUDGMENTS, COSTS AND EXPENSES RELATING TO ANY OF THE FOREGOING. PURCHASER ALSO REPRESENTS THAT, AS OF THE CLOSING DATE, IT SHALL HAVE INDEPENDENTLY INVESTIGATED, ANALYZED AND APPRAISED TO ITS SATISFACTION THE VALUE AND THE PROFITABILITY OF THE PROPERTY. PURCHASER ACKNOWLEDGES THAT, TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE, REGULATION OR ORDER. THE PROVISIONS OF THIS SECTION 3.14 SHALL SURVIVE THE CLOSING.
Except with respect to those representations and warranties expressly set forth in this Agreement (a breach of which Purchaser may maintain an action in accordance with and subject to Article IX and Section 10.12 of this Agreement), it is specifically understood and agreed by Seller and Purchaser that Seller does not make, and shall not be deemed to have made, any representation, warranty or covenant with respect to (i) any Environmental Laws that may affect any of the Property or (ii) the presence or absence of any Hazardous or Toxic Substances in, on, above, under or about any of the Property. Purchaser, for itself and its successors in interest, hereby releases Seller and its Affiliates from, and waives all claims and liability against Seller and its Affiliates for or attributable to, any structural, physical and/or environmental condition at the Property, including without limitation the presence, discovery or removal of any Hazardous Substances or Toxic Substances in, at, about or under such Property, or connected with or arising out of any and all claims or causes of action based upon any Environmental Laws, including, without limitation, CERCLA (Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by SARA Superfund Amendment and Reauthorization Act of 1986 and as may be further amended from time to time) or any related claims or causes of action or any other federal or state based statutory or regulatory or other causes of action for environmental contamination at, in or under any Property. As used in this Section 3.14, (A) the term “Environmental Laws” means all federal, State and local laws, codes, ordinances, rules, orders and regulations now or hereafter in effect relating to pollution or the protection of the environment, including without limitation, all laws, codes, ordinances, rules, orders and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge, spill or disposal of any or all Hazardous or Toxic Substances, and (B) the term “Hazardous Substances” or “Toxic Substances” means materials and substances defined as “hazardous substances”, “hazardous wastes”, “toxic substances” or “toxic wastes” in (I) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601-9675, as amended by the Superfund Amendments and Reauthorization Act of 1988, and any further amendments thereto and rules, orders and regulations thereunder; (II) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901-6992, as amended by the Hazardous and Solid Waste Amendments of 1984, and any further amendments thereto and rules, orders and regulations thereunder; or (III) any other Environmental Laws.
ARTICLE IV
PURCHASER’S REPRESENTATIONS AND WARRANTIES
To induce Seller to enter into this Agreement and to transfer the Assigned Interests, Purchaser hereby makes the following representations and warranties:
4.1Organization and Power. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Purchaser hereunder.
4.2Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of Purchaser, has been duly executed and delivered by Purchaser, constitutes the valid and binding agreement of Purchaser and is enforceable in accordance with its terms. The person executing this Agreement on behalf of Purchaser has the authority to do so.
4.3Non-contravention. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, Purchaser’s organizational documents, or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or result in the creation of any lien or other encumbrance on any asset of Purchaser.
4.4Litigation. There is no action, suit or proceeding, pending or known to be threatened, against or affecting Purchaser in any court or before any arbitrator or before any Governmental Authority which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (b) would materially and adversely affect the business, financial position or results of operations of Purchaser, or (c) would materially and adversely affect the ability of Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.
4.5Patriot Act. Purchaser is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation.
4.6Terrorism. None of Purchaser or, to Purchaser’s actual knowledge, its Affiliates, is in violation of any Anti-Money Laundering and Anti-Terrorism Laws.
(a)None of Purchaser or, to Purchaser’s actual knowledge, its Affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.
(b)None of Purchaser or, to Purchaser’s actual knowledge, its Affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the purchase of the Property (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.
ARTICLE V
CONDITIONS PRECEDENT
5.1As to Purchaser’s Obligations. Purchaser shall have the remedies and Closing obligations set forth in Section 9.1 hereof, which section contains the sole and exclusive remedies and Closing obligations of Purchaser, if any of the following conditions are not satisfied or waived by Purchaser on or before the Closing Date (unless the failure to satisfy such condition is caused by the default of Purchaser or its Affiliates under this Agreement, or is otherwise within the reasonable control of Purchaser):
(a)Seller’s Deliveries. Seller shall have delivered to or for the benefit of Purchaser, on or before the Closing Date, all of the documents required of Seller and/or Ground Lessee pursuant to Sections 7.2 and 7.4 hereof.
(b)Representations, Warranties and Covenants; Obligations of Seller; Certificate. All of Seller’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made; and Seller and Ground Lessee shall have performed in all material respects all of its covenants and other obligations under this Agreement.
(c)Management Agreement. The Management Agreement between Ground Lessee and Manager shall be terminated without cost or expense to Purchaser.
(d)Franchise Agreement. Franchisor shall have consented to the assignment of franchise to Operating Lessee.

(e)Ground Lease. Ground Lessor shall have (i) consented to the sublease by and between Ground Lessee and Operating Lessee, (ii) provided an estoppel certificate in favor of Purchaser and Ground Lessee that reflects no defaults under the Ground Lease, and (iii) executed a memorandum of ground lease in form reasonably acceptable to Purchaser which will be recorded at Closing.
(f)Title Policy. Ground Lessee shall have received the Owner’s Title Policy in the amount of the Purchase Price, subject only to the Permitted Title Exceptions.
Each of the conditions contained in this Section are intended for the benefit of Purchaser and may be waived in whole or in part, in writing, by Purchaser or automatically if Purchaser proceeds to Closing.
5.2As to Seller’s Obligations. Seller shall have the remedies and Closing obligations set forth in Section 9.2 hereof, which section contains the sole and exclusive remedies and Closing obligations of Seller, if any of the following conditions are not satisfied or waived by Seller on or before the Closing Date (unless the failure to satisfy such condition is caused by the default of Seller or its Affiliates under this Agreement, or is otherwise within the reasonable control of Seller):
(a)Purchaser’s Deliveries. Purchaser shall have delivered to or for the benefit of Seller, on or before the Closing Date, all of the documents and payments required of Purchaser pursuant to Sections 7.3 and 7.4 hereof.
(b)Representations, Warranties and Covenants; Obligations of Purchaser. All of Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the date of Closing as if then made and Purchaser shall have performed in all material respects all of its covenants and other obligations under this Agreement.
Each of the conditions contained in this Section are intended for the benefit of Seller and may be waived in whole or in part, in writing, by Seller or automatically if Seller proceeds to Closing.
ARTICLE VI
INTENTIONALLY DELETED
ARTICLE VII
CLOSING
7.1Closing. The Closing shall occur on the Closing Date. As more particularly described below, at the Closing the parties hereto will (i) execute or cause to be executed, or instruct the Escrow Agent to release, all of the documents required to be delivered in connection with the transactions contemplated hereby (the “Closing Documents”), (ii) deliver or cause to be delivered the same to Escrow Agent, and (iii) take or cause to be taken all other action required to be taken in respect of the transactions contemplated hereby. The Closing will occur through escrow at the Title Company, or at such other place as Purchaser and Seller may mutually agree. Possession of the Property shall be delivered to Purchaser at the Closing, subject only to Permitted Title Exceptions and the rights of tenants, licensees and concessionaires under the Occupancy Agreements and guests in possession.

7.2Seller’s Deliveries. At the Closing, Seller shall deliver or shall cause Ground Lessee or Manager to deliver, as applicable, to Escrow Agent all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn, on behalf of Seller and/or Ground Lessee, as applicable, and shall be dated to be effective as of the Closing Date:
(a)The Assignment of Assigned Interests.
(b)The FIRPTA Certificate.
(c)Any other document or instrument specifically required by this Agreement to be delivered by Seller and/or Ground Lessee on or before the Closing Date.
(d)Evidence of termination of the Management Agreement.
7.3Purchaser’s Deliveries. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to Escrow Agent the following, duly executed and, where applicable, acknowledged and/or sworn on behalf of Purchaser, and dated as of the Closing Date:
(a)Any other documents or instruments specifically required by this Agreement to be delivered by Purchaser on or before the Closing Date.
(b)At the Closing, Purchaser shall deliver to Escrow Agent the portion of the Purchase Price described in Section 2.2 hereof.
7.4Mutual Deliveries. At the Closing, Purchaser and Seller shall mutually execute and deliver or cause to be delivered:
(a)A closing statement reflecting the Purchase Price and closing costs required hereunder.
(b)Subject to the provisions of Section 8.6 hereof, such other documents, instruments and undertakings as may be required by the liquor authorities of the State where the Property is located, or of any county or municipality or governmental entity having jurisdiction with respect to the transfer or issue of liquor licenses or alcoholic beverage licenses or permits for the Hotel, to the extent not theretofore executed and delivered.
(c)Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or their respective counsel or the Title Company which are not inconsistent with this Agreement or the other Closing Documents.
To the extent the delivery of any of the items in Sections 7.2, 7.3 or 7.4 of this Agreement are conditions precedent to the obligation of a party pursuant to Sections 5.1 or 5.2 of this Agreement, and the condition relating to any such item is not satisfied as of Closing, but the party for whose benefit such unsatisfied condition is made elects, nonetheless, to proceed to Closing, the delivery of the item applicable to the unsatisfied condition shall not be required pursuant to the provisions of Section 7.2, 7.3 or 7.4 of this Agreement.
7.5Closing Costs. Except as is explicitly provided in this Agreement, each party hereto shall pay its own legal fees and expenses. All transfer, recording, sales or other similar taxes and surtaxes due with respect to the transfer of title, as well as the cost for title insurance, endorsements and surveys, and any other costs specified on Schedule 1 attached hereto, shall all be paid in accordance with allocations set forth in Schedule 1. To the extent releases or corrective instruments are required to be delivered by Seller pursuant to the terms of this Agreement, Seller shall pay for the costs associated with the releases of any deeds of trust, mortgages and other Monetary Title Encumbrances encumbering the Property and for any costs associated with any corrective instruments. All other costs (except any costs incurred by either party for its own account) which are necessary to carry out the transactions contemplated hereunder shall be allocated between Purchaser and Seller in accordance with local custom in the jurisdiction in which the Hotel is located. The provisions of this Section 7.5 shall survive the Closing and any termination of this Agreement.
ARTICLE VIII
GENERAL PROVISIONS
8.1Intentionally Deleted.
8.2Intentionally Deleted.
8.3Broker. There is no real estate broker involved in this transaction. Purchaser warrants and represents to Seller that Purchaser has not dealt with any real estate broker in connection with this transaction, nor has Purchaser been introduced to the Property or to Seller by any real estate broker, and Purchaser shall indemnify Seller and hold Seller harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any person, firm or corporation to a real estate brokerage commission or a finder’s fee as a result of having dealt with Purchaser, or as a result of having introduced Purchaser to Seller or to the Property. In like manner, Seller warrants and represents to Purchaser that Seller has not dealt with any real estate broker in connection with this transaction, nor has Seller been introduced to Purchaser by any real estate broker, and Seller shall indemnify Purchaser and save and hold Purchaser harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any person, firm or corporation to a real estate brokerage commission or a finder’s fee as a result of having dealt with Seller in connection with this transaction. The provisions of this Section 8.3 shall survive the Closing and any termination of this Agreement.
8.4Bulk Sale and Tax Clearance Certificates. Seller and Purchaser acknowledge that they do not intend to comply with and have agreed to waive the provisions of any statutory bulk sale or similar requirements applicable to the transaction to be effected by this Agreement, nor shall any sale and occupancy or similar tax clearance certificates be obtained in connection with the Closing.
8.5Intentionally Deleted.
8.6Liquor Licenses. To the extent permitted by law, Seller shall transfer or cause to be transferred to Purchaser or its designee all alcoholic beverage licenses which are in their respective names and which are necessary to operate the restaurant, bars and lounges presently located within the Hotel (and, notwithstanding anything to the contrary herein or elsewhere, to the extent that applicable laws prohibit the transfer of any portion of Inventory connected with the same, then Purchaser or its designee shall still be required to purchase the Inventory, but the transfer of Inventory shall be appropriately limited or reduced as necessary to comply with such applicable laws without otherwise delaying Closing or reducing the Purchase Price, and such matters shall in no event constitute any breach or default by Seller or any failure of a condition hereunder). Seller and Purchaser shall cooperate each with the other, and each shall execute or cause to be executed such transfer forms, license applications and other documents as may be necessary to effect such transfers and/or to permit Purchaser to obtain new alcoholic beverage licenses. If permitted under the laws of the jurisdiction in which the Hotel is located, such parties shall execute or cause to be executed and file all necessary transfer forms, applications and papers with the appropriate alcoholic beverage authorities prior to Closing, to the end that the transfer of the existing licenses (and/or such related Inventory) or Purchaser’s obtaining new licenses shall take effect, if possible, on the Closing Date, simultaneously with Closing. If not so permitted, then the parties agree each with the other that they will promptly execute or cause to be executed all transfer forms, applications and other documents required by the liquor authorities in order to effect such transfer or issuance of new licenses at the earliest date in time possible consistent with the laws of the State where the Property is located, in order that all existing alcoholic beverage licenses (and/or such related Inventory) may be transferred or new alcoholic beverage licenses issued to Purchaser or its designee at the earliest possible time. If upon Closing the existing liquor license has not been transferred to Purchaser or Purchaser’s nominee or, despite commercially reasonable good faith efforts by Purchaser, a new liquor license has not been issued to Purchaser or Purchaser’s nominee, then, subject to Applicable Laws, Seller shall (not to include by Seller the expenditure of any money or guaranty of any obligation) cause the holder of the existing liquor license (the “Existing Permittee”) to enter into an interim liquor agreement (an “Interim Liquor Agreement”) or any other such license agreements, management agreements and/or other interim agreements, with Purchaser or Purchaser’s designee as may be reasonably necessary for the continuation of the sale and consumption of alcoholic beverages at the Hotel after the Closing and before such time as an Affiliate or designee of Purchaser (the “New Permittee”) obtains permits (the “New Liquor Permits”) relating to the sale and on-premises consumption of liquor and other alcoholic beverages to replace the existing liquor license; provided, however, that (i) Purchaser shall indemnify, defend and hold Seller and Existing Permittee harmless from any liability, damages, costs, expenses or claims encountered in connection with such operations during said period of time, and Purchaser shall procure and pay for dram shop liability insurance (in amounts and with deductibles as previously maintained by Seller) naming Purchaser and Seller and Existing Permittee as insureds thereunder, and (ii) the obligation of Seller to cooperate and keep open the liquor facilities of the Hotel shall terminate one hundred eighty (180) days after the Closing Date, or earlier, if Purchaser obtains the New Liquor Permits at an earlier date. At such time after Closing as the New Liquor Permits are obtained, Existing Permittee or Seller, as applicable, will convey, at no additional costs, all alcoholic beverages to New Permittee by a conveyance document in form reasonably acceptable to Seller and Purchaser and in accordance with the requirements of the Applicable Laws. Seller and Purchaser shall use good faith efforts to agree on the form of the Interim Liquor Agreement during the Study Period. This Section 8.6 shall survive the Closing.
ARTICLE IX
DEFAULT; TERMINATION RIGHTS
9.1Default by Seller/Failure of Conditions Precedent. If any condition set forth herein for the benefit of Purchaser cannot or will not be satisfied prior to Closing (unless the failure to satisfy such condition is caused by the default of Purchaser or its Affiliates under this Agreement, or is otherwise within the reasonable control of Purchaser or its Affiliates), and, if curable, if Seller fails to cure any such matter or satisfy such condition within ten (10) business days after written notice thereof from Purchaser (or such other time period as may be explicitly provided for herein), (which ten (10) business day or other such time periods shall, if necessary, automatically extend the Closing Date to the expiration date of such ten (10) business day or other such time period), or upon the occurrence of any other event that would entitle Purchaser to terminate this Agreement and its obligations hereunder, unless otherwise provided for in this Agreement, Purchaser, as its sole and exclusive remedy shall elect either (a) to terminate this Agreement, in which event the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement; or (b) to waive such matter or condition and proceed to Closing with no reduction in the Purchase Price. Notwithstanding the preceding sentence, if, at the Closing, Seller fails to comply in any material respect with any of its obligations contained in Section 7.2 or 7.4 (the “Closing Obligations”), and if all conditions precedent to Seller’s obligations hereunder have been waived or satisfied, Purchaser shall have, in addition to Purchaser’s remedies contained in the preceding sentence, the option to waive all other actions, rights, or claims for damages for the failure to perform such Closing Obligations (other than costs and expenses incurred in enforcing this Agreement and its right to enforce the indemnities and other provisions of this Agreement which expressly survive a termination of this Agreement or Closing), and to bring an equitable action to enforce the Closing Obligations; provided, (i) Purchaser shall provide written notice of Purchaser’s intention to enforce the Closing Obligations by specific performance and Seller shall not have cured performance of the Closing Obligations within ten (10) business days following delivery of such notice, and (ii) Purchaser’s suit for specific performance shall be filed against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before sixty (60) days following the Closing Date, failing which, Purchaser shall be barred from enforcing this Agreement by specific performance and shall be deemed to have elected to terminate this Agreement as provided herein. In the event Purchaser files a suit to enforce the Closing Obligations by specific performance, Purchaser shall accept whatever title Seller has to the Property subject to all liens, encumbrances or other matters (other than Monetary Title Encumbrances) affecting title to the Property (all of which shall be deemed Permitted Title Exceptions) with no reduction in the Purchase Price, and in no event shall Seller be obligated to cure or remove or bond against any title defects, liens, encumbrances or other matters affecting title (other than Monetary Title Encumbrances).
9.2Default by Purchaser/Failure of Conditions Precedent. If any condition set forth herein for the benefit of Seller (other than a default by Purchaser) cannot or will not be satisfied prior to Closing, and if Purchaser fails to satisfy that condition within ten (10) business days after notice thereof from Seller, unless otherwise provided for in this Agreement, Seller, as its sole and exclusive remedy, shall elect either (a) to terminate this Agreement in which event the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement, or (b) to waive its right to terminate, and instead, to proceed to Closing. If Purchaser defaults in performing any of its obligations under this Agreement, and Purchaser fails to cure any such default within the earlier of (i) the Closing, or (ii) ten (10) business days after notice thereof from Seller, then Seller’s sole remedy for such default shall be to terminate this Agreement and to retain its right to enforce the indemnities and other provisions of this Agreement which expressly survive a termination of this Agreement; provided, however, that Purchaser shall not be entitled to any notice and right to cure in the event it wrongfully fails to proceed to Closing as required by this Agreement. The provisions of this Section 9.2 shall survive the termination of this Agreement.
9.3Costs and Attorneys’ Fees. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation,

then the prevailing party in such litigation shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys’ fees at trial and all appellate levels. The provisions of this Section 9.3 shall survive the Closing or any termination of this Agreement.
9.4Limitation of Liability. The liability of each party hereto resulting from the breach or default by such party shall be limited to direct actual damages incurred by the injured party and each party hereto hereby waives its rights to recover from the other party consequential, punitive, exemplary, and speculative damages. The provisions of this Section 9.4 shall survive the termination of this Agreement.
9.5Indemnity. Seller hereby indemnifies and holds Purchaser harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) that may at any time be incurred by Purchaser, GP or Ground Lessee as a result of obligations of Seller, GP or Ground Lessee and/or acts, omissions or occurrences of Seller, GP or Ground Lessee, in each case which occur, accrue or arise prior to the Closing Date. Purchaser hereby indemnifies and holds Seller harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) that may at any time be incurred by Seller as a result of obligations of Purchaser, GP or Ground Lessee and/or acts, omissions or occurrences of Purchaser, GP or Ground Lessee, in each case which occur, accrue or arise from and after the Closing Date. The provisions of this Section shall survive the Closing of the transaction contemplated hereby.
ARTICLE X
MISCELLANEOUS PROVISIONS
10.1Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.
10.2Assignments. Other than to an Affiliate of Purchaser, Purchaser may not assign its rights hereunder without the prior consent of Seller; however, any such assignment (including one to Purchaser’s Affiliate) shall not relieve Purchaser of its obligations under this Agreement.
10.3Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their permitted respective successors and assigns.
10.4Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.

10.5Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the state in which the Property is located without regard to its principles of conflicts of law.
10.6Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement. Telecopied signatures shall have the same valid and binding effect as original signatures.
10.7Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
10.8Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees of attorneys, engineers and accountants.
10.9Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, sent prepaid for next-day delivery by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid may be given by the party required to give such notice, etc., or its attorney, and shall be deemed given or made (as the case may be) when actually delivered to or refused by the intended recipient.
If to Purchaser:    Ashford Hospitality Partnership LP
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attn: J. Robison Hays
Email: rhays@ashfordinc.com

If to Seller:        Ashford Hospitality Advisors LLC
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attn: Deric Eubanks
Email: deubanks@ashfordinc.com

If to Escrow Agent:    Commonwealth Land Title Insurance Company
5949 Sherry Lane, Suite 111
Dallas, Texas 75225
Attn: Trey Lentz
Email: tlentz@commonwealthtexas.com

or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Escrow Agent in a manner described in this Section.
10.10Intentionally Deleted.
10.11Incorporation by Reference. All of the exhibits and schedules attached hereto are by this reference incorporated herein and made a part hereof.
10.12Survival. Except to the extent (i) that Seller gives Purchaser written notice prior to Closing of the untruth or inaccuracy of any representation or warranty contained herein, (ii) Purchaser otherwise obtains actual knowledge prior to Closing of the untruth or inaccuracy of any representation or warranty contained herein, or (iii) of a Non-Breach Inaccuracy, and Purchaser nevertheless elects to close this transaction, the representations and warranties made herein shall survive the Closing through but not beyond the Limitation Date (as hereinafter defined) after which such representations and warranties shall merge into the Closing Documents, provided that the aforesaid limitation shall not apply to the prosecution of any claim made and action commenced in accordance with clauses (a) and (b) below on or prior to the Limitation Date. The representations, warranties, indemnities and agreements of Seller set forth in this Agreement and the Closing Documents shall survive for one (1) year after the Closing (the “Limitation Date”). Seller and Purchaser hereby agree that, notwithstanding any provision of this Agreement or any provision of law to the contrary, any action which may be brought for the untruth or inaccuracy of any representation or warranty by Seller or any indemnity or other obligation of Seller in this Agreement or in any of the Closing Documents (a “Claim”) shall be forever barred unless, no later than the Limitation Date Purchaser (a) delivers to Seller a written notice of the Claim setting forth the basis for such Claim, and (b) files a complaint or petition against Seller alleging such Claim in an appropriate Federal district or state court and serves the same upon Seller, in which case the Limitation Date, as to such breach, shall be extended pending resolution of such complaint or petition. Notwithstanding anything to the contrary contained in this Agreement, any Claim that Purchaser may have at any time against Seller will not be valid or effective, and Seller shall have no liability with respect thereto, unless all valid Claims exceed Twenty-five Thousand Dollars ($25,000) in the aggregate. Seller’s liability for damages resulting from valid Claims shall in no event exceed Five Hundred Thousand Dollars ($500,000) in the aggregate.
10.13Further Assurances. Seller and Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein provided that compliance with the provision of this Section 10.13 shall not increase the liability of the complying party.
10.14No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and purchaser specifically established hereby.
10.15Time of Essence. Time is of the essence with respect to every provision hereof.

10.16Signatory Exculpation. The signatory(ies) for Purchaser and Seller is/are executing this Agreement in his/their capacity as representative of such party and not individually and, therefore, shall have no personal or individual liability of any kind in connection with this Agreement and the transactions contemplated by it.
10.17Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement, unless otherwise indicated by the context:
(a)Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.
(b)All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.
(c)The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.
(d)Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.
10.18No Recording. Neither this Agreement nor any memorandum hereof, or any other instrument intended to give notice hereof (or which actually gives notice hereof) shall be recorded.
10.19Facsimile Signatures. The execution of this Agreement and all notices given hereunder and all amendments hereto, may be effected by electronic signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with an electronic signature may, by notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the electronic signature.
10.20Survival. The provisions of this Article X shall survive Closing. Unless otherwise expressly provided in this Agreement and except as expressly provided in Section 10.12 hereof, all of the representations and warranties and covenants of the parties contained in this Agreement shall not survive the Closing and shall merge into the Closing Documents. Upon Closing, any breach or default of any such representations or warranties or covenants that do not expressly survive the Closing, whether known or unknown, shall be deemed waived by the Closing.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.
SELLER:

Ashford Hospitality Advisors LLC, a Delaware limited liability company

By:     /s/ Deric Eubanks
Name:    Deric Eubanks
Title:    CFO

PURCHASER:

Ashford Hospitality Limited Partnership,
a Delaware limited partnership

By: Ashford OP General Partner LLC, a Delaware limited liability company, its general partner

By:     /s/ J. Robison Hays
Name:    J. Robison Hays
Title:    CEO

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